Exhibit A
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the American Depositary Shares of UP Fintech Holding Limited (the "Issuer"), each representing 15 Class A ordinary shares of the Issuer, and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

Dated: June 16, 2026

Avenir Tech Limited
By: /s/ LI Lin
Name: LI Lin
Title: Director

Avenir View Limited
By: /s/ LI Lin
Name: LI Lin
Title: Director

Avenir Investment Holdings Limited
By: /s/ LI Lin
Name: LI Lin
Title: Director

LI Lin
By: /s/ LI Lin
Name: LI Lin
Title: Individual